Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) filed on May 7, 2014 pertaining to the K2M Group Holdings, Inc. 2014 Omnibus Incentive Plan, the K2M Group Holdings, Inc. 2014 Employee Stock Purchase Plan and the K2M Group Holdings, Inc. 2010 Equity Award Plan of our report dated March 13, 2014 (except for the fourth paragraph in Note 1, as to which the date is April 21, 2014), with respect to the consolidated financial statements of K2M Group Holdings, Inc. included in its Registration Statement (Form S-1, No. 333-194550) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

May 7, 2014